EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 28, 2015 (the “Effective Date”), is made and entered into by and between SIFT MEDIA, INC., a Delaware corporation (the “Company”), and JUDSON S. BOWMAN (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
1.Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.
2.    Position and Duties.
(a)    Service with the Company. During the Term (as hereinafter defined), Executive agrees to serve as the President and Chief Executive Officer of the Company. In his capacity as the President and Chief Executive Officer, Executive shall report to the Board of Directors of the Company (the “Board”) and shall have the powers, responsibilities and authorities of president and chief executive officer of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board consistent with Executive's position. Executive’s services pursuant to this Agreement shall be performed primarily in Durham, North Carolina, or at such other locations as the Company and Executive may agree upon from time to time.
(b)    Performance of Duties. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Executive further agrees to devote all of his business time, attention and efforts to the business and affairs of the Company during the Term, except for vacations, authorized leaves of absence and holidays; provided, however, that Executive may engage in other activities, such as activities involving governmental, charitable, educational, religious and similar types of organizations, membership on the board of directors of other organizations (as the Company may from time to time reasonably agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of his duties under this Agreement, or conflict in any material way with the business of the Company and its subsidiaries. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement.

(c)    Board Position. Upon the execution of that certain Voting Agreement between the Company, the Executive and certain of the Company’s other stockholders (the “Voting Agreement”), the Company shall comply with its obligations under the Voting Agreement.
3.    Compensation.
(a)    Base Compensation. During the Term, Executive’s base salary shall be paid at a rate of $200,000 per annum (as may be adjusted from time to time, “Base Salary”), which Base Salary shall be paid in regular installments in accordance with the Company’s general payroll practices, including those related to taxes and other withholdings required or allowed by law, but shall be payable not less frequently than monthly. The amount of the Base Salary payable to Executive may be increased in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) following an annual performance review but such Base Salary shall not be less than $200,000. Notwithstanding the foregoing, the Base Salary may be reduced if the Board approves and implements an equal percentage reduction in the base salaries of all of the Company’s employees.
(b)    Participation in Benefits Plans. During the Term, Executive shall be eligible to participate in all of the Company’s benefit plans or programs that have been established for employees of the Company, to the extent that Executive meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto. The Company reserves the right to terminate any benefit plan or program, and to amend, modify or change the terms and conditions of any benefit plan or program at any time in its discretion.
(c)    Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification. Company shall reimburse the Executive for all reasonable dues of professional associations and organizations to which Executive belongs. Company shall reimburse Executive for all costs relating to Executive's cell phone and all cell phone usage charges.
(d)    Bonuses. Commencing with calendar year 2016, Executive shall be eligible to be considered for an annual discretionary cash bonus of up to fifty percent (50%) of his Base Salary (the “Target Bonus”). On or prior to March 1 of each calendar year, the Compensation Committee (excluding Executive if Executive serves on such Committee) shall determine the factors upon which Executive shall be evaluated during such calendar year, whether Executive is entitled to receive a cash bonus for his performance during the prior calendar year, and the amount of such bonus, if any. A bonus may be earned if the Compensation Committee determines that Executive achieved at least seventy percent (70%) of Executive’s bonus objectives for such calendar year. In no event shall Executive receive a bonus that exceeds one hundred twenty percent (120%) of Executive’s Target Bonus. If Executive is awarded a cash bonus for his performance during any calendar year, such cash bonus shall be paid to Executive immediately following the Company’s receipt of audited financials for such calendar year or other payment schedule as approved by the

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Board or Compensation Committee. Executive acknowledges and agrees that the Company does not accrue any bonus payments for purposes of this Section 3(d) or Section 4(e) and a bonus is only payable upon termination if Executive provided services to the Company for the entire calendar year preceding the year in which Executive’s termination occurred, the Compensation Committee (excluding Executive if Executive serves on such Committee) determines that Executive is entitled to receive a bonus for the calendar year preceding the year in which Executive’s termination occurred and such bonus was not paid prior to the date of termination.
(e)    Paid Time Off. During the Term, Executive shall be entitled to such paid time off as is consistent with the Company’s vacation and sick leave policies approved by the Board or Compensation Committee that are in effect from time to time.
4.    Term.
(a)    Duration of Employment. This Agreement shall be deemed to have commenced on the Effective Date, and unless it is terminated earlier in the manner provided in this Agreement, shall continue for a term of three (3) years and, unless notice has been provided as set forth in the following sentence, shall be automatically renewed for successive two (2) year terms following the initial three (3) year term (the “Term”). Not later than ninety (90) days prior to the final day of the then current term, either party shall have the right to provide written notice of his or its intention to have the Agreement expire at the end of the then pending term without automatic renewal.
(b)    Termination. Notwithstanding the foregoing, Executive’s employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such Term:
(i)    Executive dies;
(ii)    Executive becomes Disabled (as hereinafter defined);
(iii)    The Board elects to terminate this Agreement for Cause (as hereinafter defined) and notifies Executive in writing of such election;
(iv)    The Board elects to terminate this Agreement without Cause and notifies Executive in writing of such election;
(v)    Executive elects to terminate this Agreement for Good Reason (as hereinafter defined) and notifies the Company in writing of such election; or
(vi)    Executive elects to terminate this Agreement without Good Reason and notifies the Company in writing of such election.
If this Agreement is terminated pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 4(b), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (vi) of this Section 4(b), such termination shall be effective sixty (60) days after

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delivery of the notice of termination; provided, however, that the Company shall have the right to accelerate the effective date of such termination in its sole discretion.
(c)    Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.
(d)    Surrender of Records and Property. Immediately upon termination of Executive’s employment with the Company, or upon such other schedule as the Company shall approve in writing, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates (as hereinafter defined), and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in Executive’s possession or under Executive’s control.
(e)    Compensation Payable to Executive on Termination. The rights of Executive to compensation upon termination of employment are as follows:
(i)    In the case of the expiration of the Term in accordance with Section 4(a), Company shall pay to Executive any salary, bonus and benefits accrued through the date of expiration of the Agreement.
(ii)    If Executive dies, the Company shall pay to Executive’s beneficiary or beneficiaries designated in writing to Company, or to Executive’s estate in the absence or lapse of such designation, the Base Salary, as in effect at the date of Executive’s death, through the last day of the month in which death occurred and any accrued bonus and benefits as of the last day of the month in which death occurred.
(iii)    If Executive becomes Disabled, Company shall pay to Executive the Base Salary, as in effect on the date Executive becomes Disabled, through the last day of the month in which it is determined that Executive is Disabled and any accrued bonus and benefits as of the last day of the month in which Executive became Disabled.
(iv)    If Executive’s employment is terminated for Cause in accordance with Section 4(b)(iii), the Company’s only obligation to Executive shall be payment of the Base Salary and any bonuses or benefits accrued on the date on which such termination occurs.
(v)    If Executive’s employment is terminated without Cause in accordance with Section 4(b)(iv) or for Good Reason in accordance with Section 4

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(b)(v), (A) the Executive shall be entitled to receive a single lump sum payment equal to Executive’s monthly Base Salary for the Severance Period (regardless of the number of months left in the Term), (B) the Company shall continue to provide to the Executive at its cost and expense health, medical, disability and life insurance benefits at substantially the same level of benefits as the Executive has at the date of termination of employment for the Severance Period following the date of termination, and (C) as applicable, (1) if termination occurs on or prior to the 6 month anniversary of the Effective Date, 25% of all of the options to purchase Company stock issued to Executive after the date of this Agreement (including for this purpose all of such options that had previously vested) shall be immediately vested and exercisable and 25% of all of the restricted stock held by Executive (including for this purpose all of such restricted stock that had previously vested) shall be immediately vested, or (2) if termination occurs after the 6 month anniversary of the Effective Date, (a) if less than 50% of all of the options to purchase Company stock issued to Executive after the date of this Agreement have vested, 50% of all of the options to purchase Company stock issued to Executive after the date of this Agreement (including for this purpose all of such options that had previously vested) shall be immediately vested and exercisable, and (b) if less than 50% of all restricted stock held by Executive have vested, 50% of all restricted stock held by Executive (including for this purpose all of such restricted stock that had previously vested) shall be immediately vested; provided, however, that this Section 4(e)(v) shall not become effective unless and until Executive executes and delivers a general release in favor of the Company of any and all liability that the Company and its officers, directors, employees, consultants, subsidiaries and affiliates may have to Executive in connection with this Agreement, Executive’s employment with the Company and Executive’s termination, which release shall be in form and substance reasonably acceptable to the Company.
(vi)    If Executive’s employment is terminated without Good Reason in accordance with Section 4(b)(vi), the Company’s only obligation to Executive shall be payment of the Base Salary and any accrued bonuses or benefits on the date on which such termination occurs.
5.    Confidential Information. Except as permitted or directed by the Company’s Board, during the Term or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates that Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any Affiliates of the Company prior to the date of this Agreement), whether developed by himself or by others concerning (i) any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) of the Company or any of its Affiliates; (ii) any customer or supplier lists of the Company or any of its Affiliates; (iii) any confidential or secret development or research work of the Company or any of its Affiliates; or (iv) any other confidential information or secret aspects of the business of the

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Company or any of its Affiliates. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company or any of its Affiliates. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained by Executive, other than as a direct or indirect result of the breach of this Agreement by Executive.
6.    Non-Competition Commitment.
(a)    Acknowledgements. Executive acknowledges and agrees that the Company conducts, directs, offers and actively develops Business and relationships related to Business all over the world, and intends to continue to do so for the duration of Executive’s employment, and that Executive expects to be fully integrated into the Company’s Business all over the world, and therefore will be entrusted with highly sensitive and valuable information and relationships related to the Company’s Business all over the world. As a result, Executive acknowledges and agrees that the Company has and should have a legitimate protectable interest in protecting its Business all over the world by preventing Executive from competing with the Company with respect to the Business all over the world or using the information and relationships that he is exposed to as a result of his employment by the Company to compete with the Company with respect to the Business all over the world.
(b)    Covenant Not to Compete. In light of his acknowledgement above, and as a material inducement for Company to employ him hereunder, Executive agrees that, during the period of this Agreement, and for a period of eighteen (18) months following the termination of Executive’s employment with the Company (the “Non‑Competition Period”), he shall not, either for the benefit of himself or for the benefit of any other person, firm, corporation, governmental or private entity, without the prior written consent of the Company, which consent may be withheld by the Company, in its sole discretion, compete with the Business (as hereinafter defined) of the Company in the Territory (as hereinafter defined) in any manner or capacity through any form of ownership or as an advisor, principal, agent, consultant, partner, joint venturer, officer, director, stockholder, lender, executive, or member of any association engaged in the Business. The Company may at any time in its sole discretion upon the vote of its Board (including the affirmative approval of one of the Series Seed Designees (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended)) followed by written notice to Executive elect to reduce the Non-Competition Period following the termination of Executive’s employment with the Company.
(c)    Agreement Not To Interfere. During the Non-Competition Period, Executive agrees that he will not take any action the intent or effect of which is to interfere with any relationships related to the Business between the Company and any of its suppliers, vendors, clients, customers or any other business relation, and he will not induce or attempt to induce any such business relations to withdraw, curtail or cease doing business with the Company. He further agrees that he will not

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take any action the intent or effect of which is to interfere with any relationships related to the Business between any subsidiary or Affiliate of the Company and any of their suppliers, vendors, clients, customers or any other business relations with whom the Employee has had business contact, and he will not induce or attempt to induce any such business relations to withdraw, curtail or cease doing business with the Company or any subsidiary or affiliate of the Company, as applicable.
(d)    Non-solicitation Agreement. During the Non-Competition Period, Executive further agrees that he will not, directly or indirectly, induce or attempt to induce any employee, consultant or independent contractor of the Company or any subsidiary or Affiliate of the Company to leave the employ or service of the Company or any subsidiary or Affiliate of the Company, as applicable.
(e)    Reasonableness of Covenants. Executive hereby acknowledges that the Territory, scope of prohibited activities and the time duration of the provisions of this Section 6 are reasonable and are no broader than necessary to protect the legitimate business interests of Company.
(f)    Indirect Competition. Executive further agrees that, during the Non-Competition Period, he will not, assist or encourage any other person in carrying out, any activity that would be prohibited by the foregoing provisions of this Section 6 if such activity were carried out by Executive.
(g)    Limitation on Covenant. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 6.
7.    Settlement of Disputes.
(a)    Arbitration. Except as provided in Section 7(c), any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Executive’s employment or the termination of that employment by the Company shall be resolved exclusively by arbitration in Durham, North Carolina, in accordance with the Commercial Arbitration Rules then existing of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by Executive and the Company in connection with such arbitration shall be paid by the party who or which is unsuccessful in such arbitration.
(b)    Binding Effect. The decision of the arbitrator(s) shall be final and binding upon all parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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(c)    Resolution of Certain Claims-Injunctive Relief. Section 7(a) shall have no application to claims by the Company asserting a violation of Section 4(d), 5 or 6 or seeking to enforce, by injunction or otherwise, the terms of Section 4(d), 5 or 6. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 7(d). Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Section 4(d), 5 or 6 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefore, and without the necessity of proving actual damages, and the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs incurred in enforcing the provisions of Section 4(d), 5 or 6.
(d)    Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, that is not required to be submitted to arbitration pursuant to section 7(a) shall be litigated only in the courts of the State of North Carolina. Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 7(c). Executive waives any right Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.
8.    Representations.
(a)    Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity other than Digital Turbine Media, Inc., a copy of which has been provided to the Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.
(b)    Company's Representations. Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.
9.    Inventions. Executive acknowledges that he has executed and delivered to the Company the Company’s standard Non-Disclosure, Non-Solicitation and Inventions Assignment Agreement.

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10.    Miscellaneous.
(a)    Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)    “Affiliate” means, with respect to a person or entity, any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person.
(ii)    “Business” means the business of real time bidding and programmatic advertising, and the ownership of equity or debt of entities that conduct any of such activities (excluding however the ownership of debt and equity securities of Digital Media, Inc. and any affiliates thereof, and the ownership of debt or equity securities of any entity whose securities are publicly traded).
(iii)    “Cause” means: (A) Executive has breached a material provision of this Agreement, the Company’s Non-Disclosure, Non-Solicitation and Inventions Assignment Agreement, the Restricted Stock Purchase Agreement or any other agreement between the Company and Executive; (B) Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business or has otherwise breached his fiduciary duty to the Company; (C) Executive has been convicted of or has pleaded guilty or nolo contendere to, any act constituting a felony under the laws of any state or of the United States of America or involving dishonesty; or (D) Executive continues to fail to carry out his duties in accordance with the reasonable directions of the Board. Prior to any termination for Cause pursuant to (A) or (D) above, to the extent such breach or failure is capable of being cured by Executive, (i) the Company shall give the Executive written notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and (ii) there shall be no Cause with respect to any such event(s) if the Board (excluding the Executive) determines in good faith that such events have been cured by Executive within thirty (30) days after the delivery of such notice.
(iv)    “Disabled” means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of ninety (90) consecutive days or more than 120 days during any period of 365 calendar days.
(v)    “EBITDA” means, for any period, for the Company and its wholly-owned subsidiaries on a consolidated basis, without duplication, an amount equal to net income for such period plus the following to the extent deducted in calculating such net income: (a) interest charges for such period, (b) the provision for federal, state, local and foreign income taxes actually paid for such period, (c) depreciation and amortization expense for such period, and (d) non-cash charges during such period, except to the extent such charges are accounted for as reserves for future

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cash charges (and minus, non-cash income during such period excluding any non-cash income to the extent that it represents cash receipts in any future period), without duplication, and as determined in accordance with generally accepted accounting standards.
(vi)    “Good Reason” means a termination of the Executive’s employment by the Executive within 90 days following (A) any involuntary reduction in Base Salary as provided in Section 3(a) hereof (that (1) does not correspond to any material change or reduction in the duties of Executive which is at the request or consent of Executive or (2) is not made in connection with an equal percentage reduction in the base salaries of all of the Company’s employees); (B) any non-consensual material reduction in benefits as provided in Section 3 hereof (that (1) does not correspond to any material change or reduction in the duties of Executive which is at the request or consent of Executive or (2) is not made in connection with a reduction in benefits of all of the Company’s employees); (C) any involuntary material change in the title or duties of Executive; (D) any non-consensual required relocation of Executive’s principal place of employment beyond a sixty mile radius of the Executive’s then principal place of employment that is permanent or lasts for longer than twelve months; or (E) if at any time during the Term of this Agreement the Board fails, without Executive’s consent, to elect or reelect Executive as President and Chief Executive Officer of the Company, or removes Executive from such office without Cause, or if at any time during the Term of this Agreement, Executive shall fail to be vested by the Board of Company with the power and authority of President and Chief Executive Officer of Company, or if at any time during the Term of this Agreement, Executive is not elected or reelected as a member of the Board of the Company or is removed from such directorship without Executive’s consent. Prior to any termination for Good Reason under (A), (B), (C) or (D) above, (A) the Executive shall first provide the Board with written notice, setting forth in reasonable detail the circumstances that the Executive believes exist that give rise to Good Reason for resignation, and (B) there shall be no Good Reason for resignation with respect to any circumstances if Executive determines in good faith that such circumstances have been cured by the Company within thirty (30) days after the delivery of such notice. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.
(vii)    “Severance Period” means (A) six (6) months, or (B) after the Company (1) achieves positive EBITDA for a fiscal quarter or (2) receives gross proceeds from the sale of its equity securities of at least Ten Million Dollars ($10,000,000) excluding the sale of the Company’s Series Seed Preferred Stock, twelve (12) months.
(viii)    “Territory” means the geographic area in or to which the Executive conducted, directed, offered or actively developed Business or relationships related to the Business on behalf of the Company during the twelve (12) months prior to

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the end of Executive’s employment. The Executive acknowledges and agrees that he and the Company fully expect that the Executive will conduct, direct, offer and actively develop Business and relationships related to the Business of the Company all over the world. Therefore, the Executive and the Company agree that the restricted Territory, as narrowly tailored to the Executive’s actual conduct of Business on behalf of the Company, will include (1) the world, or (2) if a court of competent jurisdiction determines the foregoing to be unenforceable, the countries of Europe and North America, or (3) if a court of competent jurisdiction determines the foregoing to be unenforceable, any country, state, county and other legal jurisdiction in which the Executive engaged in the Business on behalf of the Company during the twelve (12) months prior to the end of Executive’s employment the Company , or (4) if a court of competent jurisdiction determines the foregoing to be unenforceable, the United States of America, or (5) if a court of competent jurisdiction determines the foregoing to be unenforceable, any State in the United States of America in which the Executive engaged in the Business on behalf of the Company during the twelve (12) months prior to the end of Executive’s employment , or (6) if a court of competent jurisdiction determines the foregoing to be unenforceable, the State of North Carolina, or (7) if a court of competent jurisdiction determines the foregoing to be unenforceable, the Counties of Durham, Orange and Wake in the State of North Carolina or (8) if a court of competent jurisdiction determines the foregoing to be unenforceable, any County in the State of North Carolina in which the Executive engaged in the Business on behalf of the Company during the twelve (12) months prior to the end of Executive’s employment.
(b)    Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.
(c)    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.
(d)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of any other provision of this Agreement will not be affected or impaired thereby.
(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 10(f), successors and assigns.
(f)    Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Executive, assign its rights and obligations under this

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Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.
(g)    Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.
(h)    Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.
Notices to Executive:
Judson S. Bowman
621 Sugarberry Road
Chapel Hill, NC 27514
Notices to Company:

Sift Media, Inc.
621 Sugarberry Road
Chapel Hill, NC 27514
Attn: Secretary
Any party may change the address set forth above by notice to each other party given as provided herein.
(i)    Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(j)    Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the State of North Carolina, without giving effect to any choice of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

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COMPANY:

By: __/s/ Slawek Pruchnik_______________
Name:    Slawek Pruchnik
Title:    Vice President of Technology and Secretary

EXECUTIVE:

__/s/ Judson S. Bowman___________________
JUDSON S. BOWMAN

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